Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2010 FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS

Highlights

●	FY 2010 sales increase to $56.2 million from $52.9 million

●	FY 2010 continuing operations net income of $2.3 million or $0.10 per share increased from FY 2009’s breakeven performance

●	Q4 FY 2010 net income of $1.2 million, or $0.05 per share, on sales of $13.4 million

Bay Shore, NY – October 4, 2010 ---- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2010 fourth quarter and year ended July 31, 2010.

Consolidated net sales of $13.4 million for the fiscal 2010 fourth quarter reflect an increase of $2.2 million, or approximately 19.8% from fiscal 2009 fourth quarter net sales of $11.2 million. The Medical Systems Group’s fourth quarter fiscal 2010 sales of $9.4 million were $1.5 million, or 19.6%, higher than the prior year’s fourth quarter. Sales at the Power Conversion Group during the fourth quarter of fiscal 2010 were $4.0 million, approximately $0.7 million, or 20.3%, higher than the prior year’s fourth quarter sales, due to increased volume and in part to the timing of shipment approvals from our customers.

Consolidated gross margin as a percent of sales was 26.5% for the fourth quarter of fiscal 2010, compared to 27.5% in the fourth quarter of fiscal 2009. The Medical Systems Group fourth quarter of fiscal 2010 gross margin of 23.0% was higher than the gross margin of 17.6% in the fourth quarter of fiscal 2009 primarily due to increased volume. The Power Conversion Group’s gross margin for the fourth quarter of fiscal 2010 was 34.6%, versus 51.1% in the prior year fourth quarter, attributable to an unfavorable sales mix and start up costs with a new customer program.

Operating expenses for the fourth quarter of fiscal 2010 were $2.3 million, or 17.1% of total sales, compared to $2.2 million, or 19.9% of total sales, in the prior year’s fourth quarter.

Operating income for the fiscal 2010 fourth quarter was $1.3 million, as compared to operating income of $0.9 million in the fourth quarter of fiscal 2009. The Medical Systems Group generated an operating income of $0.7 million in the fiscal 2010 fourth quarter compared to operating loss of $0.1 million for the fourth quarter of fiscal 2009. The Power Conversion Group posted an operating profit of $0.8 million in the fiscal 2010 fourth quarter as compared to $1.2 million in the comparable period last year. Unallocated corporate expenses for the fourth quarter of fiscal 2010 totaled $0.2 million approximately the same as in the prior year.

For the fourth quarter of fiscal 2010, the Company reported a net income of $1.2 million, or $0.05 per diluted share, compared to net loss of $0.9 million, or $0.04 per diluted share, in the fourth quarter of fiscal 2009.

FISCAL YEAR 2010 OVERVIEW

Consolidated net sales increased by 6.2% to $56.2 million from $52.9 million for fiscal year 2009, primarily the result of higher sales at the Medical Systems Group. Sales at the Medical Systems Group for fiscal year 2010 of $43.7 million reflect an increase of $2.8 million, or 6.8%, from the prior year, primarily due to a modest increase in customer demand. The Power Conversion Group’s sales for fiscal year 2010 of $12.5 million were $0.5 more than prior year’s sales.

Consolidated gross margin was 25.0% in fiscal 2010, compared to 25.8% in fiscal 2009. This reduction was due to unfavorable product mix, particularly at the Power Conversion Group.

The operating income for fiscal 2010 was $3.4 million compared with operating income of $1.0 million last year. The prior year operating income included $2.5 million in litigation settlement costs.

The net loss for fiscal 2010 was $0.8 million, or $0.04 per diluted share based upon approximately 22.7 million shares outstanding, compared to net loss of $4.1 million, or $0.18 per diluted share, based upon approximately 22.7 million shares outstanding, in fiscal 2009.

BACKLOG

Consolidated backlog at July 31, 2010 increased by $1.3 million to $11.9 million from $10.6 million at August 1, 2009. Backlog at the Medical Systems Group at July 31, 2010 totaled $7.7 million, an increase of approximately $1.6 million from August 1,2009. Backlog at the Power Conversion Group totaled $4.2 million at July 31, 2010, a decrease of $0.3 million from levels at the beginning of the fiscal year. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at July 31, 2010 reflected working capital of $17.4 million, which included $4.0 million of cash and cash equivalents. Cash net of debt, increased $5.3 million for the full year. At the end of the fiscal 2010 fourth quarter, Del Global had outstanding borrowings of $0.1 million under its Italian revolving credit facilities. In the aggregate, the Company had approximately $9.1 million of borrowing availability under its Italian revolving credit facility. On September 1, 2010, the Company completed a mortgage financing on the Bay Shore, New York property for $2.5 million at an annual rate of 4.9% payable over ten years.

COMMENTS

John J. Quicke, Del Global’s President and Chief Executive Officer, commented, “We ended fiscal 2010 with sales and profitability improvements over the prior fiscal year as well as the completion of the Del Medical U.S. divestiture. Our balance sheet has been strengthened considerably. However, we are not satisfied with our current performance and are focused on accelerating our growth through strategy deployment initiatives, new product development and strategic acquisitions. While we acknowledge the challenges inherent in our industries and the general world wide economy we look forward to our future with confidence.”

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical and dental applications through the Del Medical Systems Group. Through its Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiary, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through the Power Conversion Group, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The Company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

###

DEL GLOBAL TECHNOLOGIES CORP.
John J. Quicke
Chief Executive Officer

Mark A. Zorko
Chief Financial Officer
(631) 231-6400 ext. 323

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net Sales	$13,378	$11,168	$56,168	$52,885
Cost of Sales	9,840	8,092	42,118	39,239

Gross Margin	3,538	3,076	14,050	13,646

Selling, General and Administrative	1,800	1,682	8,577	8,078
Research and Development	487	539	2,054	1,992
Litigation Settlement	-	-	-	2,536
Total Operating Expenses	2,287	2,221	10,631	12,606

Operating Income	1,251	855	3,419	1,040

Interest Expense, net	(24)	(102)	(418)	(294)
Other Income	368	167	444	265

Net Income from Continuing Operations Before Income Tax Provision	1,595	920	3,445	1,011
Income Tax Provision	355	31	1,100	995
Income from Continuing Operations	1,240	889	2,345	16

Discontinued Operations Loss, net of taxes	(47)	(1,793)	(3,157)	(4,144)

Net Income (Loss)	$1,193	$(904)	$(812)	$(4,128)

Net Income (Loss) Per Basic Share	$0.05	$(0.04)	$(0.04)	$(0.18)

Net Income (Loss) Per Diluted Share	$0.05	$(0.04)	$(0.04)	$(0.18)

Weighted Average Number of Common Shares Outstanding:

Basic	22,718	22,718	22,718	23,286
Diluted	22,746	22,718	22,718	23,286

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	July 31, 2010	August 1, 2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,987	$7,983
Trade receivables, net	12,925	18,043
Inventories	9,123	16,004
Prepaid expenses and other current assets	2,770	1,719
Total current assets	28,805	43,749

NON-CURRENT ASSETS:
Property plant and equipment, net	5,254	6,305
Deferred income taxes	415	611
Goodwill	4,526	4,526
Other assets	29	71
Total non-current assets	10,224	11,513
TOTAL ASSETS	$39,029	$55,262

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving loan	$135	$7,492
Current portion of long-term debt	1,973	1,653
Accounts payable – trade	5,643	7,304
Accrued expenses	3,643	5,239

Total current liabilities	11,394	21,688

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	95	2,385

Other long-term liabilities	1,763	2,561
Total non-current liabilities	1,858	4,946
Total liabilities	13,252	26,634

SHAREHOLDERS' EQUITY:
Total shareholders' equity	25,777	28,628
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$39,029	$55,262